Exhibit 99.1

NASB Financial, Inc.

NEWS RELEASE

Contact:	Rhonda Nyhus NASB Financial, Inc. 12498 South 71 Highway Grandview, MO 64030 Phone (816) 765-2200

FOR IMMEDIATE RELEASE:

NASB Financial, Inc. Announces Financial Results

Grandview, Missouri (May 10, 2012) - NASB Financial, Inc. (NASDAQ: NASB) announced today net income for the quarter ended March 31, 2012, of $375,000 or $0.05 per share. This compares to net income of $4,939,000 or $0.63 per share for the quarter ended December 31, 2011, and compares to a net loss of $24,507,000 or $(3.11) per share for the quarter ended March 31, 2011.

Net income for the six months ended March 31, 2012, was $5,314,000 or $0.68 per share, compared to a net loss of $27,542,000 or $(3.50) per share for the six months ended March 31, 2011.

NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. (“North American” or the “Bank”). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Kansas City, Lee’s Summit and Springfield, Missouri.

(Financial Highlights Schedule Attached)

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NASB Financial, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	3/31/12	12/31/11	3/31/11	3/31/12	3/31/11
EARNINGS DATA:
Net interest income	$12,097	14,119	12,695	26,216	25,735
Provision for loan losses	5,000	2,500	38,800	7,500	49,326
Non-interest income	8,289	10,549	(1,753)	18,838	7,333
Non-interest expense	14,771	14,137	11,991	28,908	28,526
Income tax expense (benefit)	240	3,092	(15,342)	3,332	(17,242)

Net income (loss)	$375	4,939	(24,507)	5,314	(27,542)

FINANCIAL CONDITION DATA:
Total assets	$1,192,208	1,205,525	1,266,295	1,192,208	1,266,295
Total loans and mortgage-backed and related securities	996,805	1,026,190	1,057,976	996,805	1,057,976
Customer and brokered deposit accounts	870,585	882,551	876,585	870,585	876,585
Stockholders’ equity	156,528	155,349	140,298	156,528	140,298
FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share	$19.90	19.75	17.83	19.90	17.83
Earnings (loss) per share	0.05	0.63	(3.11)	0.68	(3.50)
Cash dividends paid per share	0.00	0.00	0.00	0.00	0.00
Return on assets (annualized net income divided by total average assets)	0.13%	1.61%	(7.55)%	0.87%	(4.08)%
Return on equity (annualized net income divided by average stockholders’ equity)	0.96%	12.92%	(64.27)%	6.93%	(35.76)%
Weighted average shares outstanding	7,867,614	7,867,614	7,867,614	7,867,614	7,867,614